EXHIBIT 11

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                             Life USA HOLDING, INC.
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                           Three months ended March 31,
                                                           ----------------------------
                                                                1997           1996
                                                            -----------    -----------
PRIMARY
Average shares outstanding and to be issued                  21,384,961     20,365,656

Net effect of dilutive stock options and warrants having
   exercise prices less than the average market price
   of the common stock using the treasury stock method          311,222        138,467

Common equivalent shares assuming conversion
   of convertible subordinated debentures                     2,423,518      2,400,000
                                                            -----------    -----------

Total common and common equivalent shares                    24,119,701     22,904,123
                                                            ===========    ===========

Net income                                                  $     5,145    $     4,621

Add convertible subordinated debenture interest,
   net of federal income tax effect                                 218            218
                                                            -----------    -----------

Adjusted net income                                         $     5,363    $     4,839
                                                            ===========    ===========

Per common and common equivalent share amount               $       .22    $       .21
                                                            ===========    ===========

FULLY DILUTED
Average shares outstanding and to be issued                  21,384,961     20,365,656

Net effect of dilutive stock options and warrants
   having exercise prices less than the greater of
   the average or the end of period market price of
   the common stock using the treasury stock method             309,066        138,456

Common equivalent shares assuming conversion
   of convertible subordinated debentures                     2,423,518      2,400,000
                                                            -----------    -----------

Total common and common equivalent shares                    24,117,545     22,904,112
                                                            ===========    ===========

Net income                                                  $     5,145    $     4,621

Add convertible subordinated debenture interest,
   net of federal income tax effect                                 218            218
                                                            -----------    -----------

Adjusted net income                                         $     5,363    $     4,839
                                                            ===========    ===========

Per common and common equivalent share amount               $       .22    $       .21
                                                            ===========    ===========

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